CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rent the Runway, Inc. of our report dated April 14, 2022 relating to the financial statements, which appears in Rent the Runway, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2022.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 14, 2022